SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                               ----------------------

                                   SCHEDULE 13G
                                  (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO RULE 13d-2(b)
                                   (Amendment No. 5)*

                                     PSINet Inc.
                                 -----------------
                                  (Name of Issuer)

                       Common Stock, Par Value $0.01 Per Share
                     --------------------------------------------
                            (Title of Class of Securities)

                                      74437C101
                                   ----------------
                                    (CUSIP Number)

                                   November 21, 2000
               --------------------------------------------------------
                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__       Rule 13d-1(b)

__       Rule 13d-1(c)

X        Rule 13d-1(d)
--

-----------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  74437C 101             13G              Page 2 of 3 Pages
          ------------                                 --    --

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       William L. Schrader

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  |_|
                                                                  (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY



--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                            31,250
                       ---------------------------------------------------------
      NUMBER OF        6   SHARED VOTING POWER
       SHARES
    BENEFICIALLY           2,000
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH               31,250

                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           2,000

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       33,250*

--------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES|_|



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than one percent (1%)

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN

--------------------------------------------------------------------------------

                                                      Page 3 of 3 Pages
                                                          --   --

* Includes 2,000 shares held by Mr. Schrader and his wife as joint tenants with rights of survivorship. Also includes 31,250 shares issuable upon the exercise of options held by Mr. Schrader which are currently vested or are deemed to be presently exercisable.

Item 5.           Ownership of Five Percent or Less of a Class.
                ------------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         |X|

                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    November 30, 2000

                                                   /s/William L. Schrader
                                                   --------------------------
                                                   William L. Schrader